Independent Auditors' Consent


The Board of Trustees
Memorial Funds:


We consent to the use of our report dated February 21, 2003, incorporated herein by reference, with respect to the financial statements of the Memorial Funds, comprising the Government Bond Fund, Growth Equity Fund and Value Equity Fund (the "Funds"), as of December 31, 2002, and to the references to our firm under the headings "Financial Highlights" in the Funds' Prospectus.


/s/ KPMG LLP

Philadelphia, Pennsylvania
February 25, 2004